Exhibit 10.22

April 25, 2023

Jeffrey Sullivan Via DocuSign

Dear Jeff:

On behalf of the entire team at Tigo Energy, Inc. (the “Company”), I am delighted to offer you employment. The details and terms are below.

Position, Start Date and Location:

As our new COO, effective as of May 15, 2023 (the date you actually commence employment, your “Start Date”), you will initially report to me. This is an exempt, full time position and you will be working out of our Campbell, CA office

Compensation and Benefits:

Your compensation package is a comprehensive one and is comprised of the following components:

(a) Base Salary

You will be paid a base salary at the monthly rate of $27,083 (which is equivalent to $325,000 per year), subject to required withholdings and authorized deductions. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustments pursuant to the Company’s policies in effect from time to time.

(b) Executive Annual Bonus Plan

As an Executive of Tigo, you will be eligible to participate in the Executive Annual Bonus Plan, subject to the approval of the Board of Directors. The details of the Plan will be provided to you and other eligible Executives following Board of Directors approval.

(c) Employee Benefits

As a Company employee, you are also eligible to receive the Company’s standard employee benefits, including health (medical, dental, vision) benefits.

(d) Paid Time Off (PTO)

You will be entitled to 15 days of Paid Time Off annually and paid holidays. The holiday calendar is published annually and subject to change.

(e) Employee Equity Incentive Plan

The Company will grant you 400,000 options to purchase shares of the Company’s Common Stock based on your level and pending an approval of the board of directors of the Company.

In the event of a merger with respect to the Company, as specified in the stock option plan of the Company, the number of shares subject to the option will be adjusted equitably based upon the exchange ratio applicable to the Company’s common stock in the merger. For example, if the exchange ratio is .25 to 1, the option grant will be adjusted accordingly.

Withholdings:

All amounts set forth in the Agreement are subject to required withholdings.

At Will Employment:

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

Proof of Employment Eligibility:

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) days of your date of hire, or our employment relationship with you will be terminated.

Proprietary Information and Inventions Agreement:

A copy of the Company’s standard Proprietary Information and Inventions Agreement accompanies this letter.

Background Check:

This offer is contingent upon the completion of a satisfactory background check.

This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We hope you will accept our offer to join Tigo. Please sign and date this letter via DocuSign no later than April 26, 2023 if you wish to accept employment at Tigo under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship!

Very truly yours,

/s/ Zvi Alon

Zvi Alon
CEO
Tigo Energy, Inc.

Accepted by: /s/ Jeffrey Sullivan Jeffrey Sullivan	4/26/2023 Date

Attachment:

Proprietary Information and Inventions Agreement